As filed with the Securities and Exchange Commission on August 13, 2012
Registration No. 333-182827

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEW AMERICA ENERGY CORP.
(Exact Name of Registrant in its Charter)

Nevada	2860	N/A
(State or other Jurisdiction of	(Primary Standard Industrial Classification	(IRS Employer Identification No.)
Incorporation)	Code)

3651 Lindell Rd., Ste D#138, Las Vegas, NV 89103
(800) 508-6149
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Copies of communications to:

Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Tel. No.: (732) 409-1212
Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered (1)	Per Share (2)	Offering Price	Fee (3)

Common Stock, par value $0.001 per share, issuable pursuant to the Investment Agreement	9,500,000	$0.05	$475,000	$54.44

(1)
We are registering 9,500,000 shares of our common stock (“Shares”) that we will put to Fairhills Capital Offshore Ltd. (“Fairhills” or “Selling Security Holder”) pursuant to an investment agreement (the “Investment Agreement”) between Fairhills and the registrant entered into on March 28, 2012, and as amended on May 1, 2012 and on July 5, 2012. In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that the adjustment provisions of the Investment Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

(2)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) of the Securities Act on the basis of the closing bid price of the common stock of the registrant as reported on the OTCBB on July 23, 2012.

(3)
New America Energy Corp. filed a Registration Statement on Form S-1 on June 4, 2012 (File No. 333-181867), which was amended on July 6, 2012 and withdrawn on July 24, 2012 before any part of it was declared effective by the Securities and Exchange Commission.  Pursuant to Rule 457(p), we request that the $76.21 that we paid for the filing fee for the June 4, 2012, Registration Statement be applied to the Registration Statement herein.  The registration fee has been previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 1 to the Registration Statement on S-1 of New America Energy Corp. (Commission File No. 333-182827) is to file Exhibit 10.11.  No other changes have been made to the Registration Statement.

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.           Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$54.	44
Federal Taxes	$0
State Taxes and Fees	$0
Placement Agent Fees and Expenses	$20,000
Accounting Fees and Expenses	$1,000
Legal Fees and Expense	$0
Blue Sky Fees and Expenses	$0
Miscellaneous	$500
Total	$21,554.	44

All amounts are estimates other than the Commission’s registration fee. Fairhills is paying all expenses, except for Accounting Fees and Expenses, of the offering listed above.

Item 14.           Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15.           Recent Sales of Unregistered Securities

In December 2010 we sold 200,000 shares of common stock at a purchase price of $0.30 per share, for gross proceeds of $60,000.The shares were subscribed for with the exemption from the registration requirements found in Regulation S promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933

In February 2011 we sold 200,000 shares of common stock at a purchase price of $0.30 per share, for gross proceeds of $60,000.The shares were subscribed for with the exemption from the registration requirements found in Regulation S promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933

In August 2011, we sold 100,000 shares of common stock at a purchase price of $0.30 per share, for gross proceeds of $30,000. The shares were subscribed for with the exemption from the registration requirements found in Regulation S promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933

In May 2011, we sold 250,000 shares of common stock at a purchase price of $0.30 per share, for gross proceeds of $75,000. The shares were subscribed for with the exemption from the registration requirements found in Regulation S promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933

On February 3, 2011 we entered into and closed property acquisition agreements with First Liberty Power Corp. (“FLPC”), and GeoXplor Inc. (“GeoXplor”). Pursuant to the terms of the agreements, we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Southern Utah which we refer to the “Uravan Property.” Pursuant to the terms of the agreements, we agreed to issue 1,000,000 shares of our common stock.

On May 31, 2011, we entered into a property acquisition agreement with GeoXplor Corp. Pursuant to the terms of the agreement; we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Clayton Valley, Nye County, Nevada. Subsequently on October 27, 2011, we entered into an amended property acquisition agreement whereby we acquired additional claims. Pursuant to the terms of the agreements, we agreed to issue 500,000 shares of our common stock.

On  February 3, 2012, we issued a total of 147,362 shares of common stock of the Company at a price of $0.377 per share and on February 22, 2012, we issued a further 153,477 shares of common stock of the Company at a price of $0.377 per share to a non-U.S. investor pursuant to a financing agreement between the Company and Ebony Rose Ltd., whereby the Company drew down a total of $100,00, $50,000 on December 15, 2011 and $50,000 on February 22, 2012.The shares were subscribed for with the exemption from the registration requirements found in Regulation S promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933. The offer and sale to the purchaser was made in an offshore transaction as defined by Rule 902(h). No directed selling efforts were made in the U.S. as defined in Rule 902(c). The offer and sale to the purchaser was not made to a U.S. person or for the account or benefit of a U.S. person. The following conditions were present in the offer and sale: a) The purchaser of the securities certified that it is not a U.S. person and did not acquire the shares for the account or benefit of any U.S. person; b) The purchaser has agreed to resell the securities only in compliance with Regulation S pursuant to a registration under the Securities Act, or pursuant to an applicable exemption from registration; and has agreed not to engage in hedging transactions with regard to the securities unless in compliance with the Securities Act; c) The purchaser has acknowledged and agreed with the Company that the Company shall refuse registration of any transfer of the securities unless made in accordance with Regulation S, pursuant to a registration statement under the Securities Act, or pursuant to an applicable exemption from registration and; d) The purchaser has represented that it is acquiring the shares for its own account, for investment purposes only and not with a view to any resale, distribution or other disposition of the shares in violation of the United States federal securities laws. Neither the Company nor any person acting on its behalf offered or sold these securities by any form of general solicitation or general advertising. The shares sold are restricted securities and the certificates representing these shares have been affixed with a standard restrictive legend, which states that the securities cannot be sold without registration under the Securities Act of 1933 or an exemption therefrom. No commissions or finder’s fees were paid by the Company in connection with the issuance of these shares.

On January 18, 2012, we issued 80,000 shares of common stock to Midsouth Capital Inc. pursuant a finder’s fee agreement between the Company and Midsouth Capital Inc.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended,  for the issuance of shares to Midsouth Capital Inc. pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transaction does not involve a public offering, the purchasers are “accredited investors” and/or qualified institutional buyers, the purchasers have access to information about the Company and its purchase, the purchasers will take the securities for investment and not resale.

On April 25, 2012, we issued a total of 3,000 shares of common stock to Midsouth Capital Inc. and 27,000 shares of common stock to Adam Cabibi pursuant to a finder’s fee agreement between the Company and Midsouth Capital Inc.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended,  for the issuance of shares to Midsouth Capital Inc. and Adam Cabibi pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transaction does not involve a public offering, the purchasers are “accredited investors” and/or qualified institutional buyers, the purchasers have access to information about the Company and its purchase, the purchasers will take the securities for investment and not resale.

On May 31, 2011, we entered into a property acquisition agreement with GeoXplor Corp. Pursuant to the terms of the agreement, we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Clayton Valley, Nye County, Nevada. Subsequently on October 27, 2011, we entered into an amended property acquisition agreement whereby we acquired additional claims. On June 20, 2012, we amended and replaced in their entirety the agreements of May 31, 2011 and October 27, 2011 and amended the payment terms and expenditures on the property.   Pursuant to the amendment we were required to issue an additional 250,000 shares in addition to the 500,000 share payment due.   On June 22, 2012 we issued 750,000 shares of common stock to GeoXplor Corp. as required under the amended agreement.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended,  for the issuance of shares to GeoXplor Corp. pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transaction does not involve a public offering, the purchasers are “accredited investors” and/or qualified institutional buyers, the purchasers have access to information about the Company and its purchase, the purchasers will take the securities for investment and not resale.

Item 16.           Exhibits and Financial Statement Schedules

Exhibit                                         Description

3.1	Articles of Incorporation, as amended (1)

3.1(i)	Certificate of Amendment to the Articles of Incorporation as filed with the State of Nevada on November 15, 2010 (2)

3.2	Bylaws, as amended (3)

5.1	Opinion of Anslow & Jaclin, LLP (13)

10.1	Release entered into by Susanna Hilario (4)

10.2	Release entered into by Rey V. Supera (4)

10.3	Share Cancellation Agreement with Rick Walchuk dated December 23, 2010 (5)

10.4	Consulting Agreement with Rick Walchuk dated January 14, 2011 (5)

10.5	Property assignment and acquisition agreement, dated February 3, 2011 (6)

10.6	Property option agreement dated February 3, 2011 (6)

10.7	Property option agreement between GeoXplor and the Company dated effective May 31, 2011 (7)

10.8	Extension Agreement between First Liberty Power Corp., GeoXplor Corp. and the Company (8)

10.9	Amended Property Purchase Agreement with GeoXplor Corp. and the Company dated October 27, 2011(9)

10.10	Form of Financing Agreement (10)

10.11	Investment Agreement with Fairhills Capital Offshore Ltd.

10.12	Registration Rights Agreement with Fairhills Capital Offshore Ltd. (11)

10.13	First Amendment to the Investment Agreement with Fairhills Capital Offshore Ltd. (13)

10.14	2% Secured Note dated March 28, 2012 with Fairhills Capital Offshore Ltd. (11)

10.15	Amended Property Purchase Agreement with GeoXplor Corp. and the Company dated June 20, 2012(12)

10.16	Second Amendment to the Investment Agreement with Fairhills Capital Offshore Ltd. (13)

23.1	Consent of Silberstein Ungar, PLLC (13)

23.2	Consent of Anslow & Jaclin, LLP (filed as Exhibit 5.1)

101.INS	XBRL INSTANCE DOCUMENT (14)

101.SCH	XBRL TAXONOMY EXTENSION SCHEMA (14)

101.CAL	XBRL TAXONOMY EXTENSION CALCULATION LINKBASE (14)

101.DEF	XBRL TAXONOMY EXTENSION DEFINITION LINKBASE (14)

101.LAB	XBRL TAXONOMY EXTENSION LABEL LINKBASE (14)

101.PRE	XBRL TAXONOMY EXTENSION PRESENTATION LINKBASE (14)

(1)	Incorporated by reference to the Registration Statement on Form SB-2 filed on October 25, 2006.
(2)	Incorporated by reference to the Current Report on Form 8-K filed on November 16, 2010.
(3)	Incorporated by reference to the Registration Statement on Form SB-2 filed on October 25, 2006.
(4)	Incorporated by reference to the Current Report on Form 8-K filed on November 8, 2010.
(5)	Incorporated by reference to the Current Report on Form 8-K filed on January 19, 2011
(6)	Incorporated by reference to the Current Report on Form 8-K filed on February 4, 2011.
(7)	Incorporated by reference to the Current Report on Form 8-K filed on June 7, 2011.
(8)	Incorporated by reference to the Current Report on Form 8-K filed on August 4, 2011.
(9)	Incorporated by reference to the Current Report on Form 8-K filed on October 31, 2011.
(10)	Incorporated by reference to the Current Report on Form 8-K filed on November 25, 2011.
(11)	Incorporated by reference to the Current Report on Form 8-K filed on April 2, 2012.
(12)	Incorporated by reference to the Current Report on Form 8-K filed on June 20, 2012
(13)	Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-182827) filed on July 25, 2012.
(14)	Filed as an exhibit to our Annual Report on Form 10-K, filed with the SEC on December 14, 2012 as well as our Quarterly Report on Form 10-Q, filed with the SEC on July 16, 2012.

Item 17. Undertakings

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which it offers or sells securities are being made, a post-effective amendment to this Registration Statement to:

                    (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                    (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this rule do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is not part of the registration statement.

                    Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to item 1100(c) of Regulation AB.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

               (1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

               (2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

               (3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

               (4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          If the registrant is relying on Rule 430B:

                    (i) Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                    (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

          If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          If the registrant is relying on Rule 430A:

                    (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                    (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, New America Energy Corp. the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, NV, on August 13, 2012.

NEW AMERICA ENERGY CORP.

Date:	August 13, 2012	By:	/s/ Rick Walchuk
		Name:	Rick Walchuk
		Title:	President, Director (Principal Executive, Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by a majority of the board of directors and on the dates indicated.

Date:	August 13, 2012	By:	/s/ Rick Walchuk
		Name:	Rick Walchuk
		Title:	President, Director (Principal Executive, Financial and Accounting Officer)
Date:	August 13, 2012	By:	/s/ Alexandros Tsingos
		Name:	Alexandros Tsingos
		Title:	Secretary and Director